Exhibit 99

	CONTACT:	BOB READY OR
FOR IMMEDIATE RELEASE		RON STOWELL
DATE: JANUARY 26, 2012		(513) 793-3200

LSI INDUSTRIES INC. REPORTS OPERATING RESULTS
FOR THE SECOND QUARTER AND SIX MONTHS ENDED DECEMBER 31, 2011, AND
DECLARES REGULAR QUARTERLY CASH DIVIDEND

Cincinnati, OH; January 26, 2012 – LSI Industries Inc. (NASDAQ:  LYTS) today:

•	reported second quarter net sales of $68,774,000, a decrease of 8% as compared to $74,805,000 in the same period of the prior fiscal year;

•	reported second quarter net income of $772,000 or $0.03 per share, as compared to net income of $2,948,000 or $0.12 per share for the same period of the prior fiscal year;

•	reported first half net sales of $134,269,000, a decrease of 13% as compared to $154,656,000 the same period of the prior fiscal year;

•	reported first half net income of $2,096,000 or $0.09 per share, as compared to net income of $7,216,000 or $0.30 per share for the same period of the prior fiscal year; and

•	declared a regular quarterly cash dividend of $0.06 per share payable February 14, 2012 to shareholders of record February 7, 2012.

Financial Highlights
(In thousands, except per
share data; unaudited)

	Three Months Ended December 31			Six Months Ended December 31
	2011	2010	% Change	2011	2010	% Change
Net Sales	$68,774	$74,805	(8)%	$134,269	$154,656	(13)%

Operating Income	$1,219	$4,649	(74)%	$3,397	$11,271	(70)%

Net Income	$772	$2,948	(74)%	$2,096	$7,216	(71)%

Earnings Per Share (diluted)	$0.03	$0.12	(75)%	$0.09	$0.30	(70)%

	12/31/11	6/30/11
Working Capital	$85,596	$84,524
Total Assets	$174,353	$176,021
Long-Term Debt	$--	$1,064
Shareholders’ Equity	$150,867	$151,218

LSI Industries Inc. Fiscal 2012 Second Quarter Results
January 26, 2012

Second Quarter Fiscal 2012 Results

Net sales in the second quarter of fiscal 2012 were $68,774,000, a decrease of 8% as compared to last year’s second quarter net sales of $74,805,000.  Lighting Segment net sales increased 13% to $53,526,000 with sales to national accounts and niche markets increasing 15%, sales to the Commercial / Industrial lighting market increasing 7%, sales related to LED video screens increasing significantly, and lighting sales to the international markets decreasing 5%.  In the other reportable business segments, Graphics Segment net sales decreased 51% to $10,091,000, Electronic Components Segment net sales decreased 20% to $4,215,000 and net sales of the All Other Category decreased 25% to $942,000.  A 7-Eleven program in fiscal 2011 to install LED lighting and signage throughout its retail store system accounted for $16.5 million of net sales in the second quarter last year.  This program was completed in the second quarter of fiscal 2011.  Net sales to 7-Eleven in the second quarter of fiscal 2012 were significantly less than the prior year, down by $10.7 million in the Graphics Segment and down by $4.3 million in the Lighting Segment.  The fiscal 2012 second quarter net income of $772,000, or $0.03 per share, compares to fiscal 2011 second quarter net income of $2,948,000 or $0.12 per share.  Earnings per share represents diluted earnings per share.

First Half Fiscal 2012 Results

Net sales in the first half of fiscal 2012 were $134,269,000, a decrease of 13% as compared to first half fiscal 2011 net sales of $154,656,000.  Lighting Segment net sales increased 7% to $102,697,000 with sales to national accounts and niche markets increasing 7%, sales to the Commercial / Industrial lighting market increasing 5%, sales related to LED video screens increasing 36%, and lighting sales to the international markets increasing 15%.  In the other reportable business segments, Graphics Segment net sales decreased 55% to $20,579,000, Electronic Components Segment net sales decreased 12% to $8,619,000 and net sales of the All Other Category decreased 20% to $2,374,000.  A 7-Eleven program in fiscal 2011 to install LED lighting and signage throughout its retail store system accounted for $36.0 million of net sales in the first half last year.  This program was completed in the second quarter of fiscal 2011.  Net sales to 7-Eleven in the first half of fiscal 2012 were significantly less than the prior year, down by $23.9 million in the Graphics Segment and down by $8.9 million in the Lighting Segment.  The fiscal 2012 first half net income of $2,096,000, or $0.09 per share, compares to fiscal 2011 first half net income of $7,216,000 or $0.30 per share.  In the first half of fiscal 2012, the Company recorded a pre-tax non-cash goodwill impairment expense of $(258,000), but had no corresponding expense in the first half of fiscal 2011.  Earnings per share represents diluted earnings per share.

Balance Sheet

The balance sheet at December 31, 2011 included current assets of $107.0 million, current liabilities of $21.4 million and working capital of $85.6 million, including cash of $19.5 million.  The current ratio was 5.0 to 1.  The Company has shareholders’ equity of $150.9 million, no long-term debt, and has borrowing capacity on its commercial bank facilities as of December 31, 2011 of $35 million.  With continued strong cash flow, a sound and conservatively capitalized balance sheet, and $35 million in credit facilities, LSI Industries believes its financial condition is sound and capable of supporting the Company’s planned growth, including acquisitions.

LSI Industries Inc. Fiscal 2012 Second Quarter Results
January 26, 2012

Cash Dividend Actions

The Board of Directors declared a regular quarterly cash dividend of $0.06 per share payable February 14, 2012 to shareholders of record as of February 7, 2012.  The indicated annual cash dividend rate for fiscal 2012 is $0.24 per share.  The declaration and amount of any cash and stock dividends will be determined by the Board of Directors in its discretion based upon its evaluation of earnings, cash flow requirements and future business developments and opportunities, including acquisitions.

Company Comments

Robert J. Ready, Chief Executive Officer, commented,  "We enjoyed strong sales growth of 13% in our lighting business, which is encouraging given that 7-Eleven sales were $4 million lower in the quarter compared to the second quarter of fiscal 2011. However, our graphics, electronic components and other business experienced lower sales than the same period of the prior fiscal year.  7-Eleven sales were almost $11 million lower in the Graphics segment during the second quarter of this fiscal year as compared to the second quarter of fiscal 2011. We simply could not make up this shortfall in our graphics business, thus resulting in very unfavorable sales and earnings comparisons for the second quarter year-over-year.  Fortunately, as we move into the second half of fiscal 2012, we will no longer be facing the impact of the 7-Eleven comparisons in the prior year as this program was completed in the second quarter of last year.

"Looking ahead we are excited about our prospects as we continue to introduce new solid-state LED lighting and graphics products for multiple markets.  These products are being well received and are clearly the wave of the future.  Approximately 30% of our net sales during the second quarter came from LED-based products.  LSI believes it has more experience and has sold more LED products and rolled out larger national programs using solid-state lighting than any other manufacturer.  Our management team heading up the graphics operations believes that the business has bottomed out and will show growth and return to profitable operations during the second half of fiscal 2012.  This group is being presented with a number of national account program opportunities and is hopeful of winning new business that would carry into fiscal 2013 and beyond.  Turning around the graphics business while our lighting business is growing so well would have a major positive impact on sales and an even more dramatic impact on profits.  We are quite excited about these new opportunities and prospects.

"Cash flow from operations is strong, our balance sheet is unlevered, and we are comfortable with our current cash dividend rate.  We are in the early stages of investigating a couple of acquisition opportunities that would enhance our solid-state product capabilities.

"Commencing with this press release and the second quarter of fiscal 2012, we will no longer be scheduling a regular quarterly investor conference call.  Frankly, we feel this forum provides too much information to our competition.  Rather, we prefer that analysts and investors contact us directly if they wish to discuss the operating results or business of the Company.  We welcome your calls."

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

This document contains certain forward-looking statements that are subject to numerous assumptions, risks or uncertainties.  The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements.  Forward-looking statements may be identified by words such as “estimates,” “anticipates,” “projects,” “plans,” “expects,” “intends,” “believes,” “seeks,” “may,” “will,” “should” or the negative versions of those words and similar expressions, and by the context in which they are used.  Such statements, whether expressed or implied, are based upon current expectations of the Company and speak only as of the date made.  Actual results could differ materially from

LSI Industries Inc. Fiscal 2012 Second Quarter Results
January 26, 2012

those contained in or implied by such forward-looking statements as a result of a variety of risks and uncertainties over which the Company may have no control.  These risks and uncertainties include, but are not limited to, the impact of competitive products and services, product demand and market acceptance risks, potential costs associated with litigation and regulatory compliance, reliance on key customers, financial difficulties experienced by customers, the cyclical and seasonal nature of our business, the adequacy of reserves and allowances for doubtful accounts, fluctuations in operating results or costs whether as a result of uncertainties inherent in tax and accounting matters or otherwise, unexpected difficulties in integrating acquired businesses, the ability to retain key employees of acquired businesses, unfavorable economic and market conditions, and the results of asset impairment assessments.  You are cautioned to not place undue reliance on these forward-looking statements.  In addition to the factors described in this paragraph, the risk factors identified in our Form 10-K and other filings the Company may make with the SEC constitute risks and uncertainties that may affect the financial performance of the Company and are incorporated herein by reference.  The Company does not undertake and hereby disclaims any duty to update any forward-looking statements to reflect subsequent events or circumstances.

About the Company

Leadership.  Strength.  Innovation.  Those are the key values behind the smart vision upon which LSI Industries Inc. was founded when established in 1976.  Today LSI demonstrates this in our dedication to advancing technology throughout all aspects of our business. We are a vertically integrated manufacturer who combines integrated technology, design and manufacturing to produce the most efficient, high quality products possible.  Everything we build is done right here in one of our US plants.

We are committed to advancing solid-state technology to make affordable, high performance, energy efficient lighting and custom graphic products that bring value to our customers.  We have a vast offering of innovative solutions for virtually any lighting or graphics application.  Further, we can provide design support, engineering, installation and project management for custom graphics rollout programs for today’s retail environment.

LSI is a U.S. manufacturer with marketing / sales efforts throughout the world with concentration currently on North America, Latin America, Australia, New Zealand, Asia, Europe and the Middle East.  Our major markets include the commercial / industrial lighting, petroleum / convenience store, multi-site retail (including automobile dealerships, restaurants and national retail accounts), sports and entertainment markets.  Headquartered in Cincinnati, Ohio, LSI has facilities in Ohio, New York, North Carolina, Kansas, Kentucky, Rhode Island, Texas and Montreal, Canada.  The Company’s common shares are traded on the NASDAQ Global Select Market under the symbol LYTS.

For further information, contact either Bob Ready, Chief Executive Officer, or Ron Stowell, Vice President, Chief Financial Officer, and Treasurer at (513) 793-3200.

Additional note:    Today’s news release, along with past releases from LSI Industries, is available on the Company’s internet site at www.lsi-industries.com or by email or fax, by calling the Investor Relations Department at (513) 793-3200.

LSI Industries Inc. Fiscal 2012 Second Quarter Results
January 26, 2012

Condensed Consolidated Income Statements

 (in thousands, except per
 share data; unaudited)
	Three Months Ended December 31		Six Months Ended December 31
	2011	2010	2011	2010
Net sales	$68,774	$74,805	$134,269	$154,656

Cost of products and services sold	53,848	56,158	103,879	115,387

Gross profit	14,926	18,647	30,390	39,269

Selling and administrative expenses	13,707	13,998	26,993	27,998

Operating income	1,219	4,649	3,397	11,271

Interest expense, net	37	38	77	60

Income before income taxes	1,182	4,611	3,320	11,211

Income tax expense (benefit)	410	1,663	1,224	3,995

Net income	$772	$2,948	$2,096	$7,216

Income (loss) per common share
Basic	$0.03	$0.12	$0.09	$0.30
Diluted	$0.03	$0.12	$0.09	$0.30

Weighted average common shares outstanding
Basic	24,298	24,288	24,295	24,285
Diluted	24,341	24,408	24,348	24,319

Condensed Consolidated Balance Sheets
 (in thousands, unaudited)

	December 31, 2011	June 30, 2011
Current Assets	$107,002	$106,100
Property, Plant and Equipment, net	43,308	44,284
Other Assets	24,043	25,637
	$174,353	$176,021

Current Liabilities	$21,406	$21,576
Long-Term Debt	--	1,064
Other Long-Term Liabilities	2,080	2,163
Shareholders’ Equity	150,867	151,218
	$174,353	$176,021